The J. M. Smucker Company Announces New Directors

For Immediate Release

ORRVILLE, Ohio, January 26, 2009 – The J. M. Smucker Company (NYSE: SJM) today announced the election of Alex Shumate, Mark T. Smucker, and Paul Smucker Wagstaff to its Board of Directors. With the addition of these directors, the Company’s Board increases from 10 to 13 directors.

Mr. Shumate, 58, is the managing partner of the Columbus, Ohio office of the law firm of Squire Sanders & Dempsey L.L.P. Mr. Shumate counsels clients in business, regulatory and legislative matters involving local, state, and federal governments. Mr. Shumate currently serves as a corporate board member for Cincinnati Bell, Inc. He previously served as director of the Wm. Wrigley Jr. Company, The Limited, Inc., Nationwide Financial Services, Inc., and Bank One Corporation. Mr. Shumate is involved with many philanthropic and civic boards throughout Ohio and has received numerous awards and honors from such organizations as the United Negro College Fund, the NAACP and the Ohio General Assembly.

Mr. Smucker, 39, the great-great-grandson of J. M. (Jerome) Smucker, the Company’s founder, joined the Company in 1997, and is President of Special Markets for the Company. The Special Markets group consists of the foodservice, natural food &
beverages, Canada, and international businesses.

Mr. Smucker also has responsibility for the Company’s Information Services group. Prior to assuming his current position, Mr. Smucker managed the Company’s former Brazilian operation, the Canadian operations, and its international business. Mr. Smucker serves on the Board of Trustees of the Akron Art Museum and was also elected to the Board of GSI U.S., an industry standards body.

Mr. Wagstaff, 39, is President of the Company’s U.S. Retail – Oils and Baking group. Mr. Wagstaff began his career with the Company in 1996 and is the great-great-grandson of J. M. (Jerome) Smucker, the Company’s founder. Prior to assuming his current position, Mr. Wagstaff was Vice President, Foodservice Market, as well as responsible for the Company’s human resource function. In addition to his professional responsibilities, Mr. Wagstaff serves on the Board of American Frozen Fruit Institute.

“We are very pleased to welcome each of these individuals to the Company’s Board of Directors,” said Tim Smucker, Chairman of the Board and Co-Chief Executive Officer. “Mr. Shumate brings extensive experience on public company boards, as well as broad business and legal experience. He offers a unique blend of professional accomplishments and skills that, with his election as an independent director, will build on the wide diversity of talent and perspectives already represented on the Smucker Board.”

Mr. Richard Smucker, the Company’s Executive Chairman and Co-Chief Executive Officer, commented further, “Both Mark Smucker and Paul Smucker Wagstaff are fifth generation family members involved in the business, and are well positioned to provide valuable contributions to the Board and the management of the Company. The election of Mark and Paul to the Board reinforces our belief that the long-term interests of the Company, its shareholders, and its employees will benefit by the continued stewardship of our heritage and unique Company culture.

About The J. M. Smucker Company

For more than 100 years, The J. M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments. Today, Smucker is the leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker’s®, Folgers®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick’s® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. The Company has appeared on FORTUNE Magazine’s list of the 100 Best Companies to Work For in the United States 11 times, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Vice President and Chief Financial Officer

Sonal Robinson
Director, Corporate Finance and Investor Relations

Media:
Maribeth Badertscher
Director, Corporate Communications

The J. M. Smucker Company is the owner of all trademarks, except Pillsbury is a trademark of The Pillsbury Company, used under license and Carnation is a trademark of Societe des Produits Nestle S.A., used under license.